                                                                     Exhibit 2.2
================================================================================


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                     Terayon Communication Systems, Inc.,
                            a Delaware corporation;


                             MN Acquisition Corp.,
                            a Delaware corporation;


                           Mainsail Networks, Inc.,
                            a Delaware corporation;


                                      and


                Certain Stockholders of Mainsail Networks, Inc.



                        ______________________________

                          Dated as of August 1, 2000
                        ______________________________

================================================================================

                                   EXHIBITS

Exhibit A   -  Designated Stockholders

Exhibit B   -  Certain definitions

Exhibit C   -  Form of Amended and Restated Certificate of Incorporation of
               Surviving Corporation

Exhibit D   -  Directors and officers of Surviving Corporation

Exhibit E   -  Form of Indemnification Escrow Agreement

Exhibit F   -  Designated Stockholders to sign Employment and Noncompetition
               Agreements

Exhibit G   -  Other Employees to sign Employment and Noncompetition Agreements

Exhibit H   -  Form of Employment Agreement

Exhibit I   -  Form of Noncompetition Agreement

Exhibit J   -  Form of Release

Exhibit K   -  Form of legal opinion of Venture Law Group

Exhibit L   -  Form of tax representation letters

Exhibit M   -  Form of legal opinion of Cooley Godward LLP

Exhibit N   -  Form of Retention Agreement

Exhibit O   -  Form of Stockholder Agreement

                                      1.
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                               Table Of Contents
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SECTION 1.  Description of Transaction.....................................................   1

    1.1     Merger of Merger Sub into the Company..........................................   1

    1.2     Effect of the Merger...........................................................   1

    1.3     Closing; Effective Time........................................................   2

    1.4     Certificate of Incorporation and Bylaws; Directors and Officers................   2

    1.5     Conversion of Shares...........................................................   2

    1.6     Indemnification Escrow.........................................................   4

    1.7     Employee Stock Options.........................................................   4

    1.8     Closing of the Company's Transfer Books........................................   5

    1.9     Exchange of Certificates.......................................................   5

    1.10    Appraisal Rights...............................................................   6

    1.11    Tax Consequences...............................................................   7

    1.12    Accounting Treatment...........................................................   7

    1.13    Further Action.................................................................   7

SECTION 2.  Representations and Warranties of the Company and the Designated Stockholders..   7

    2.1     Due Organization; No Subsidiaries; Etc.........................................   7

    2.2     Certificate of Incorporation and Bylaws; Records...............................   8

    2.3     Capitalization, Etc............................................................   8

    2.4     Financial Statements...........................................................  10

    2.5     Absence of Changes.............................................................  10

    2.6     Title to Assets................................................................  12

    2.7     Bank Accounts; Receivables.....................................................  12

    2.8     Equipment; Leasehold...........................................................  12

    2.9     Proprietary Assets.............................................................  13

    2.10    Contracts......................................................................  14

    2.11    Liabilities....................................................................  16

    2.12    Compliance with Legal Requirements.............................................  17

    2.13    Governmental Authorizations....................................................  17
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                                      i.
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                               Table Of Contents
                                  (CONTINUED)

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    2.14    Tax Matters....................................................................  17

    2.15    Employee and Labor Matters; Benefit Plans......................................  18

    2.16    Environmental Matters..........................................................  21

    2.17    Insurance......................................................................  21

    2.18    Related Party Transactions.....................................................  21

    2.19    Legal Proceedings; Orders......................................................  22

    2.20    Authority; Binding Nature of Agreement.........................................  22

    2.21    Non-Contravention; Consents....................................................  22

    2.22    Notice Period..................................................................  23

    2.23    Financial Advisor..............................................................  23

    2.24    Full Disclosure................................................................  24

SECTION 3.  Representations and Warranties of Parent and Merger Sub........................  24

    3.1     SEC Filings; Financial Statements..............................................  24

    3.2     Authority; Binding Nature of Agreement.........................................  25

    3.3     Valid Issuance.................................................................  25

    3.4     Due Organization...............................................................  25

    3.5     No Knowledge of Claims for Indemnification.....................................  25

SECTION 4.  Certain Covenants of the Company and the Designated Stockholders...............  25

    4.1     Access and Investigation.......................................................  25

    4.2     Operation of the Company's Business............................................  26

    4.3     Notification; Updates to Disclosure Schedule...................................  27

    4.4     No Negotiation.................................................................  28

SECTION 5.  Additional Covenants of the Parties............................................  29

    5.1     Filings and Consents...........................................................  29

    5.2     Information Statement; Company Stockholder Approval............................  29

    5.4     Public Announcements...........................................................  30

    5.5     Best Efforts...................................................................  30

    5.6     Tax Matters....................................................................  30

                                      ii.
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                               Table Of Contents
                                  (CONTINUED)

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    5.7     Employment and Noncompetition Agreements..........................................   30

    5.8     Termination of Agreements.........................................................   30

    5.9     FIRPTA Matters....................................................................   31

    5.10    Release...........................................................................   31

    5.11    Termination of Employee Plans.....................................................   31

    5.12    Filing of Form S-8................................................................   31

SECTION 6.  Conditions Precedent to Obligations of Parent and Merger Sub......................   32

    6.1     Accuracy of Representations.......................................................   32

    6.2     Performance of Covenants..........................................................   32

    6.3     Stockholder Approval..............................................................   32

    6.4     Consents..........................................................................   32

    6.5     Agreements and Documents..........................................................   32

    6.6     FIRPTA Compliance.................................................................   33

    6.7     No Restraints.....................................................................   33

    6.8     No Legal Proceedings..............................................................   34

    6.9     Employees.........................................................................   34

    6.10    Termination of Employee Plans.....................................................   34

    6.11    Stockholder Approval of Parachute Payments........................................   34

    6.12    Tax Opinion.......................................................................   34

    6.13    Financial Statements..............................................................   34

SECTION 7.  Conditions Precedent to Obligations of the Company................................   34

    7.1     Accuracy of Representations.......................................................   34

    7.2     Performance of Covenants..........................................................   34

    7.3     Tax Opinion.......................................................................   35

    7.4     No Restraints.....................................................................   35

    7.5     Agreements and Documents..........................................................   35

    7.6     No Legal Proceedings..............................................................   35

SECTION 8.  Termination.......................................................................   35

    8.1     Termination Events................................................................   35
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                                     iii.
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                               Table Of Contents
                                  (CONTINUED)

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     8.2    Termination Procedures.........................................................      36

     8.3    Effect of Termination..........................................................      36

     8.4    Termination Fee................................................................      36

SECTION 9.  Indemnification, Etc...........................................................      37

     9.1    Survival of Representations, Etc...............................................      37

     9.2    Indemnification................................................................      37

     9.3    Threshold; Ceiling.............................................................      38

     9.4    Administration of Claims.......................................................      39

     9.5    Satisfaction of Indemnification Claim..........................................      40

     9.6    No Contribution................................................................      40

     9.7    Interest.......................................................................      40

     9.8    Defense of Third Party Claims..................................................      40

     9.9    Exercise of Remedies by Indemnitees Other Than Parent..........................      41

     9.10   Exclusive Remedy...............................................................      41

SECTION 10. Miscellaneous Provisions.......................................................      41

    10.1    Company Stockholders' Agent....................................................      41

    10.2    Further Assurances.............................................................      41

    10.3    Fees and Expenses..............................................................      41

    10.4    Attorneys' Fees................................................................      42

    10.5    Notices........................................................................      42

    10.6    Confidentiality................................................................      43

    10.7    Legal Representation...........................................................      43

    10.8    Time of the Essence............................................................      43

    10.9    Headings.......................................................................      43

    10.10   Counterparts...................................................................      43

    10.11   Governing Law..................................................................      43

    10.12   Successors and Assigns.........................................................      43

    10.13   Remedies Cumulative; Specific Performance......................................      44

    10.14   Waiver.........................................................................      44
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                                      iv.
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                               Table Of Contents
                                  (CONTINUED)

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    10.15   Amendments.....................................................................      44

    10.16   Severability...................................................................      44

    10.17   Parties in Interest............................................................      44

    10.18   Entire Agreement...............................................................      45

    10.19   Construction...................................................................      45

                                      v.

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization (the "Agreement") is made and entered into as of August 1, 2000 (the "Execution Date"), by and among:
Terayon Communication Systems, Inc., a Delaware corporation ("Parent"); MN Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); Mainsail Networks, Inc., a Delaware corporation (the "Company"); and the parties identified on Exhibit A (the "Designated Stockholders"). Certain other capitalized terms used in this Agreement are defined in Exhibit B.

                                   Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "purchase."

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     D. As set forth opposite each party's name on Exhibit A, the Designated Stockholders own a total of 12,000,000 shares of the Common Stock (par value $0.0001 per share) of the Company ("Company Common Stock"); 300,000 shares of the Series A Preferred Stock (par value $0.0001 per share) of the Company ("Series A Preferred Stock"); and warrants to purchase 286,458 shares of Company Common Stock ("Company Warrants"). Contemporaneously with the execution and delivery of this Agreement, each Designated Stockholder is executing and delivering to Parent a Stockholder Agreement of even date herewith in the Form of Exhibit O.

                                   Agreement

     The parties to this Agreement agree as follows:

SECTION 1.  Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

                                       1.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, One Maritime Plaza, 20/th/ Floor, San Francisco, California 94111 at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after which the last condition set forth in Sections 6 and 7 has been fulfilled or waived. Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

            (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

            (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

            (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit D.

     1.5    Conversion of Shares.

            (a) Subject to Sections 1.9(c) and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (the "Company Stockholders"):

                 (i) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Appraisal Shares (as defined in Section 1.10(c)) shall be converted into the right to receive the "Applicable Fraction" (as defined in Section 1.5(b)(i)) of a share of the common stock (par value $0.01 per share) of Parent ("Parent Common Stock");

                 (ii) each share of Series A Preferred Stock (if any) outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $0.1666666 (representing the "Liquidation Preference" of each share of Series A Preferred Stock under the Company's Certificate of Incorporation), and (B) having a denominator equal to the Designated Parent Stock Price (as defined in Section 1.5(b)(iv));

                 (iii) each share of Series B Preferred Stock (par value $0.0001 per share) of the Company ("Series B Preferred Stock") (if any) outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $0.3333333 (representing the "Liquidation Preference" of each share of Series B

                                       2.

     Preferred Stock under the Company's Certificate of Incorporation), and (B) having a denominator equal to the Designated Parent Stock Price (as defined in Section 1.5(b)(iv));

                 (iv) each share of Series C Preferred Stock (par value $0.0001) of the Company ("Series C Preferred Stock") (if any) outstanding immediately prior to the Effective Time (other than Appraisal Shares) shall be converted into the right to receive the fraction of a share of Parent Common Stock (A) having a numerator equal to $4.32 (representing the maximum amount payable in respect of a share of Series C Preferred Stock under the liquidation provisions of the Company's Certificate of Incorporation), and (B) having a denominator equal to the Designated Parent Stock Price (as defined in Section 1.5(b)(iv)); and

                 (v) each share of the common stock (par value $0.0001) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (b)    For purposes of this Agreement:

                 (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to the amount by which the Aggregate Merger Amount (as defined in Section 1.5(b)(ii)) exceeds the Aggregate Preferred Stock Liquidation Preference (as defined in Section 1.5(b)(iii)); and (B) having a denominator equal to the amount determined by multiplying (1) the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(b)(iv)) by (2) the Designated Parent Stock Price (as defined in Section 1.5(b)(v)).

                 (ii) The "Aggregate Merger Amount" shall be the amount by which Two Hundred Million Dollars ($200,000,000) exceeds the Identified Stockholder Expenses (as defined in Section 10.3).

                 (iii) The "Aggregate Preferred Stock Liquidation Preference" shall be the sum of the following three items:

                       (1) $0.1666666 (representing the "Liquidation Preference" of each share of Series A Preferred Stock under the Company's Certificate of Incorporation) multiplied by the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time;

                       (2) $0.3333333 (representing the "Liquidation Preference" of each share of Series B Preferred Stock under the Company's Certificate of Incorporation) multiplied by the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time; and

                       (3) $4.32 (representing the maximum amount payable in respect of a share of Series C Preferred Stock under the liquidation provisions of the Company's Certificate of Incorporation) multiplied by the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

                                       3.

               (iv) The "Adjusted Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), and (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options (as defined in Section 1.7(a)) outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options that are unvested or are otherwise not then exercisable).

               (v) The "Designated Parent Stock Price" shall be Sixty-Two Dollars and Fifty Cents ($62.50).

          (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     1.6 Indemnification Escrow. At the Effective Time, a number of shares of Parent Common Stock equivalent to ten percent (10%) of the number resulting from the division of the Aggregate Merger Amount by the Designated Parent Stock Price (such shares being the "Indemnification Escrow Shares") shall be deposited into escrow pursuant to an Escrow Agreement in the form of Exhibit E (the "Indemnification Escrow Agreement"). The Indemnification Escrow Shares so deposited shall be referred to herein as the "Indemnification Escrow Fund." The Indemnification Escrow Shares shall be deducted from each Company Stockholder's proportionate share of the shares of Parent Common Stock issuable in the Merger on a pro rata basis at or immediately following the Effective Time. The Indemnification Escrow Shares will be paid out to the extent and upon the terms set forth in the Indemnification Escrow Agreement.

     1.7  Employee Stock Options.

          (a) At the Effective Time, each stock option that is then outstanding under the Company's 1997 Stock Option Plan, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1997 Stock Option Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time,

          (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock,

          (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the

                                       4.

     Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock,

               (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent,

               (iv) and all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.

          (b) The Company and Parent shall take all action that may be necessary (under the Company's 1997 Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.7.

          (c) Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.

     1.8 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

     1.9  Exchange of Certificates.

          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as

                                       5.

contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Parent Stock Price.

          (d) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.10  Appraisal Rights.

          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company (the "Company Shares") that constitute Appraisal Shares (as defined in Section 1.10(c)) shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5, and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such

                                       6.

holder in Section 262 of the Delaware General Corporation Law. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of Parent. If any holder of Appraisal Shares shall fail to perfect or shall otherwise lose such holder's right of appraisal under Section 262 of the Delaware General Corporation Law, then (i) any right of such holder to require Parent to purchase the Appraisal Shares for cash shall be extinguished, and (ii) such Appraisal Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such Appraisal Shares) Parent Common Stock in accordance with
Section 1.5.

          (b) The Company (i) shall give Parent written notice of any demand by any stockholder of the Company for appraisal of such stockholder's Company Shares pursuant to the Delaware General Corporation Law, and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand.

          (c) For purposes of this Agreement, "Appraisal Shares" shall refer to any Company Shares outstanding immediately prior to the Effective Time that are held by stockholders who are entitled to demand and who properly demand appraisal of such Company Shares pursuant to, and who comply with the applicable provisions of, Section 262 of the Delaware General Corporation Law.

    1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.12 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

    1.13 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company and the Designated Stockholders

            The Company and the Designated Stockholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

    2.1     Due Organization; No Subsidiaries; Etc.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to

                                       7.

own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b) Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Private Corporation."

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and is not reasonably likely to have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

          (d) Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e) The Company does not own any controlling interest in any Entity and, except for the equity interests identified in Part 2.1 of the Disclosure Schedule, the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

    2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's certificate of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not accurately reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's certificate of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

    2.3   Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: (i) 40,000,000 shares of Common Stock (par value $0.0001 per share), of which 13,338,332 shares have been

                                       8.

issued and are outstanding as of the date of this Agreement; and (ii) 16,653,402 shares of Preferred Stock (par value $0.0001 per share). As of the date of this Agreement, the Preferred Stock has been designated into three series: 6,000,000 shares have been designated "Series A Preferred Stock," of which 6,000,000 shares have been issued and are outstanding; 4,994,448 shares have been designated "Series B Preferred Stock," of which 4,994,448 shares have been issued and are outstanding; and 5,658,954 shares have been designated "Series C Preferred Stock," of which 4,519,653 shares have been issued and are outstanding. Each outstanding share of Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

          (b) The Company has reserved 6,000,000 shares of Company Common Stock for issuance under its 1997 Stock Option Plan, of which options to purchase 1,721,602 shares are outstanding as of the date of this Agreement, and 2,016,659 shares of Company Common Stock for issuance upon exercise of Company Warrants. Part 2.3 of the Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option or Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Option or Company Warrant and the number of shares of Company Common Stock with respect to which such Company Option or Company Warrant is immediately exercisable; (iii) the date on which such Company Option or Company Warrant was granted and the term of such Company Option or Company Warrant; (iv) the vesting schedule for such Company Option or Company Warrant;
(v) the exercise price per share of Company Common Stock purchasable under such Company Option or Company Warrant; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the knowledge of the Company and the Designated Stockholders, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock and Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the Delaware General Corporation Law and all

                                       9.

other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

    2.4   Financial Statements.

          (a) The Company has delivered to Parent the unaudited balance sheets of the Company as of June 30, 2000, 1999 and 1998, and the related unaudited income statements, statements of stockholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto (collectively, the "Company Financial Statements").

          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations (and, in the case of the financial statements referred to in Section 2.4(a)(i), cash flows) of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

    2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since June 30, 2000:

          (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the knowledge of the Company and the Designated Stockholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d)   the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options or Company Warrants), (ii) any option or right to acquire any capital stock or any other security (except for Company Options and Company Warrants described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1997 Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

                                      10.

          (f) there has been no amendment to the Company's certificate of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since June 30, 2000, exceeds $25,000;

          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (j) except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices, the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Plan (as defined in Section 2.15), (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p)   the Company has not made any Tax election;

          (q)   the Company has not commenced or settled any Legal Proceeding;

                                      11.

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.1, 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

          (b) Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

     2.7  Bank Accounts; Receivables.

          (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of June 30, 2000. Except as set forth in
Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2000 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

     2.8  Equipment; Leasehold.

          (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

                                      12.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

     2.9  Proprietary Assets.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) The Company has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. The Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company and the Designated Stockholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d)  Except as set forth in Part 2.9(d) of the Disclosure Schedule:
(i) each Company Proprietary Asset conforms in all material respects with any specification,

                                      13.

documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of the Company and the Designated Stockholders, there is no basis for any such claim. The Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f)  Except as set forth in Part 2.9(f) of the Disclosure Schedule,
(i) all current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent.

          (g) None of the Company's products have experienced fatal errors or incorrect results as a result of the change from the year 1999 to the year 2000.

    2.10  Contracts.

          (a)  Part 2.10 of the Disclosure Schedule identifies:

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset ;

               (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                                      14.

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

               (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

               (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (xiii) any other Company Contract that is currently in force or effect and contemplates or involves (A) the current or future payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the current or future performance of services having a value in excess of $25,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the knowledge of the Company and the Designated Stockholders, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                                      15.

          (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

               (i) the Company has not violated or breached, or committed any default under, any material provision of any Company Contract, and, to the knowledge of the Company and the Designated Stockholders, no other Person has violated or breached, or committed any default under, any material provision of any Company Contract;

               (ii) to the knowledge of the Company and the Designated Stockholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any material provision of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

               (iii) since December 31, 1998, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

          (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (f) Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Company Contract in an amount or having a value in excess of $25,000 as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 2000, except for any bid, offer, award, written proposal, term sheet or similar document that has resulted in a Company Contract.

          (g) Part 2.10 of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

     2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since June 30, 2000 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be

                                      16.

specifically ascertained by reference to the text of such Company Contracts; and
(d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 Compliance with Legal Requirements. The Company is, and has at all times since December 31, 1998 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 1998, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since December 31, 1998 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since December 31, 1998, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14   Tax Matters.

            (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since the incorporation of the Company which have been requested by Parent.

            (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 2000 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

            (c) Except as set forth in Part 2.14 of the Disclosure Schedule, there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company

                                      17.

has access) relating to the Company Returns. Except as set forth in Part 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

            (d) Except as set forth in Part 2.14 of the Disclosure Schedule, no claim or proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has not made any distribution of stock of a "controlled corporation" as defined by Section 355(a)(1) of the Code.

            (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15   Employee and Labor Matters; Benefit Plans.

            (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $25,000 in the aggregate.

            (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company and the Designated Stockholders, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

                                      18.

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d)  With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the knowledge of the Company and the Designated Stockholders, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the knowledge of the Company and the Designated Stockholders, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee except as agreed hereunder.

                                      19.

          (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)) .

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the applicable provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code either (A) has received a favorable determination from the Internal Revenue Service, or (B) may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by the Company in accordance with the requirements for such reliance, and neither the Company nor any of the Designated Stockholders is aware of any reason why any such determination letter should be revoked.

          (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits (except as required under Section 411(d)(3) of the Code).

          (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

          (m) Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company has good labor relations, and none of the Designated Stockholders has any reason to

                                      20.

believe that any of the Company's employees intends to terminate his or her employment with the Company.

     2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company and Designated Stockholders, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the knowledge of the Company and the Designated Stockholders, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since December 31, 1998, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1998 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1998 been, indebted to the Company; (c) since December 31, 1998, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1998 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and

                                      21.

rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Designated Stockholders; (ii) each individual who is, or who has at any time since December 31, 1998 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19   Legal Proceedings; Orders.

            (a) Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company and the Designated Stockholders) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company and the Designated Stockholders, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

            (b) Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

            (C) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Designated Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the knowledge of the Company and the Designated Stockholders, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor
(2) the consummation of the Merger or any

                                      22.

of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate of incorporation or bylaws or
(ii) any resolution adopted by the Company's stockholders, the Company's board of directors or any committee of the Company's board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

            (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

            (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22 Notice Period. The holders of Preferred Stock have duly acted to shorten each notice period referenced in Section 2(c)(iii) of Article IV of the Company's Certificate of Incorporation to five days.

     2.23 Financial Advisor. Except as set forth in Part 2.23 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The total of all fees, commissions and other amounts that have been paid by the Company to those Persons set forth in Part 2.23 of the Disclosure Schedule and all fees, commissions and other amounts that may become payable to those Persons set forth in Part 2.23 of the Disclosure Schedule by the Company if the Merger is consummated will not exceed the amount set forth in Part 2.23 of the

                                      23.

Disclosure Schedule. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of each of the Persons set forth in Part
2.23 of the Disclosure Schedule.

     2.24  Full Disclosure.

           (a) This Agreement (including the Disclosure Schedule) does not, and the Designated Stockholders' Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or information necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

           (b) The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement or as of the date on which the Information Statement is mailed to Company Stockholders in connection with the Company's solicitation of the approval of Company Stockholders of this Agreement and the Merger, (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.


SECTION 3. Representations and Warranties of Parent and Merger Sub

           Parent and Merger Sub jointly and severally represent and warrant to the Company and the Designated Stockholders as follows:

     3.1   SEC Filings; Financial Statements.

           (a) Parent has delivered to the Company accurate and complete copies of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between August 17, 1998 and the date of this Agreement (the "Parent SEC Documents"). Parent has made all necessary filings with the SEC as required under the Exchange Act. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of the Company's Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000, Form 10-Q for the quarter ended March 31, 2000 or Form 8-K filed on July 18, 2000 contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                      24.

            (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.3 Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.4 Due Organization. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and the Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

     3.5 No Knowledge of Claims for Indemnification. Neither Parent nor the Merger Sub is aware of any information, situation or circumstance that is reasonably likely to give rise to a claim for indemnification under the provisions of Section 9 of this Agreement.

SECTION 4.  Certain Covenants of the Company and the Designated Stockholders

     4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

                                      25.

     4.2  Operation of the Company's Business.  During the Pre-Closing Period:

          (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

          (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

          (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

          (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees and consultants pursuant to the terms of existing restricted stock purchase agreements);

          (f)  the Company shall not sell, issue or authorize the issuance of
(i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock upon the exercise of outstanding Company Options or Company Warrants, and (z) to issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

          (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 1997 Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any provision of any restricted stock purchase agreement;

          (h) neither the Company nor any of the Designated Stockholders shall amend or permit the adoption of any amendment to the Company's certificate of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000 per month;

                                      26.

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

          (l) except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts, the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person or (iii) waive or relinquish any right;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money.

          (n) the Company shall not (i) establish, adopt or amend any Plan (except that the Company will adopt the employee retention program referred to in Section 5.11), (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

          (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (p) the Company shall not make any Tax election, except as required pursuant to any Legal Requirement;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(e)" through "(q)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

     4.3  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement;

                                      27.

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of the Company or any of the Designated Stockholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
     Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 6 has been satisfied.

     4.4 No Negotiation. Until the date on which Parent advises the Company in writing that Parent is terminating all negotiations regarding this transaction, neither the Company nor any of the Designated Stockholders shall, directly or indirectly:

          (a) Enter into any agreement, understanding or arrangement relating to any Acquisition Proposal;

          (b) Consider or engage in any discussions or negotiations relating to any Acquisition Proposal;

          (c) Provide any information regarding the Company or its business or operations to any party (other than to representatives of Parent) which is in relation to any Acquisition Proposal;

          (d)  Solicit or encourage the submission of any Acquisition Proposal;
or

          (e) Permit any representative or affiliate of the Company or of any of the Company's Stockholders to do any of the foregoing.

The Company and the Designated Stockholders shall promptly (and in no event later than 24 hours after receipt by the Company or any Designated Stockholders of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or

                                      28.

submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to receiving written notice from Parent that Parent is terminating all negotiations regarding this transaction. The Company and the Designated Stockholders shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.


SECTION 5.  Additional Covenants of the Parties

     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.2    Information Statement; Company Stockholder Approval.

            (a) Promptly after the execution of this Agreement, the Company and Parent shall prepare an information statement that complies with Rule 502 of the Securities Act (the "Information Statement"). The Information Statement shall include the recommendation of the board of directors of the Company in favor of the Merger.

            (b) As promptly as practicable upon completion of the Information Statement, the Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law, solicit the approval of its stockholders for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement. The Company shall cause a copy of the Information Statement to be delivered to each stockholder of the Company who is entitled to vote upon the Merger and this Agreement. Without limiting the generality or the effect of anything contained in the Stockholder Agreements being executed and delivered by the Designated Stockholders to Parent contemporaneously with the execution and delivery of this Agreement, each Designated Stockholder shall cause all shares of the capital stock of the Company that are owned, beneficially or of record, by such Designated Stockholder on the record date for such vote by the Company's Stockholders to be voted in favor of the Merger and this Agreement.

     5.3 Registration of Shares. Parent will, as promptly as practicable following the Closing, but in no event later than ten (10) days following the Closing, prepare and file with the SEC a registration statement on Form S-3 under the Securities Act with respect to the registration of the shares of Common Stock issuable to the Company Stockholders in connection with the transactions contemplated by this Agreement (the "Registration Statement"). Parent will, and will cause its accountants and lawyers to, cause the Registration Statement to be declared effective as promptly as practicable after filing with the SEC, and the Registration Statement shall be kept effective continuously for a period of one year following the Closing

                                      29.

Date. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the date on which the Registration Statement is declared effective by the SEC any event in respect of Parent, its officers and directors, or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Registration Statement, any such amendment or supplement to the Registration Statement shall be promptly filed with the SEC. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     5.4 Public Announcements. During the Pre-Closing Period, (a) neither the Company nor any of the Designated Stockholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger. Immediately after this Agreement is signed, Parent will make a public announcement regarding this Agreement and the Merger contemplated hereunder.

     5.5 Best Efforts. During the Pre-Closing Period, (a) the Company and the Designated Stockholders shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.6 Tax Matters. Prior to the Closing, Parent and the Company shall execute and deliver to Cooley Godward LLP and to Venture Law Group, a Professional Corporation, tax representation letters in substantially the form of Exhibit L (which will be used in connection with the legal opinions contemplated by Sections 6.12 and 7.3). Neither Parent, Merger Sub nor Company has taken or will take any action, or will fail to take any action, either before or after the Closing of the Merger, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Parent shall report, and shall cause the Surviving Company to report, the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     5.7 Employment and Noncompetition Agreements. At or prior to the Closing, each of the Designated Stockholders identified on Exhibit F shall execute and deliver to the Company and Parent an Employment Agreement in the form of Exhibit H and a Noncompetition Agreement in the form of Exhibit I. The Company shall use all commercially reasonable efforts to cause each of the other individuals identified on Exhibit G to execute and deliver to the Company and Parent, at the Closing, an Employment Agreement in the form of Exhibit H and a Noncompetition Agreement in the form of Exhibit I.

     5.8 Termination of Agreements. Prior to the Closing, the Company shall enter into an agreement with the required majority of the holders of Company Common Stock and Preferred Stock, reasonably satisfactory in form and content to Parent (and conditioned and effective on the Closing), terminating all of the rights of the holders of Company Common Stock

                                      30.

and Preferred Stock under (i) the Right of First Refusal and Co-Sale Agreement dated as of December 9, 1998 between the Company and certain Company Stockholders, and (ii) the Amended and Restated Investors' Rights Agreement dated as of December 9, 1998 between the Company and certain Company Stockholders.

     5.9 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.10 Release. At the Closing, each of the Designated Stockholders shall execute and deliver to the Company a Release in the form of Exhibit J.

     5.11 Termination of Employee Plans. Following the Effective Time, Terayon shall arrange for each employee of the Company or any Company subsidiary to participate in any counterpart Terayon Plan (which shall mean all plans, programs and arrangements that are maintained by Terayon or its subsidiaries at the Effective Time) in accordance with eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with the Company or any Company subsidiary (and service otherwise credited by the Company or any Company subsidiary) prior to the Effective Time for all purposes for which such service was recognized under Company Plans including, but not limited to, eligibility to participate, vesting (except with respect to stock options), and, to the extent not duplicative of benefits received under such Company Plan, the amount of benefits, (ii) such participants and their dependents (to the extent that the terms and conditions of each such Terayon Plan provide for coverage and/or benefits of eligible employees' dependents) shall participate in Terayon's Plans on terms no less favorable than those offered by Terayon to employees of Terayon, and (iii) Terayon, to the extent permitted by the relevant insurance carrier, shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans to be waived with respect to such participants and their eligible dependents and shall provide each such participant with credit for any co-payments and deductibles paid prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under all Terayon Plans in which such participants are eligible to participate after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit. The Company shall terminate its 401(k) Plan immediately prior to and contingent on the Closing, in accordance with the terms and provisions of such Plan. The Company shall terminate all of its other employee benefit plans effective as of the Closing or as soon as practicable thereafter, provided that no welfare plan shall be terminated if, but for such termination, any former employee of the Company would have continuation coverage rights under COBRA, unless and until the expiration of such rights or such date as a Terayon Plan provides such COBRA continuation coverage for such former employees of the Company.

     5.12 Filing of Form S-8. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Company Options assumed by Parent and shall use its reasonable efforts to maintain the effectiveness of such registration statement

                                      31.

(and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding. The parties specifically contemplate that such Form S-8 may be either a new Form S-8 or an amendment to an existing Form S-8, in Parent's sole discretion.



SECTION 6. Conditions Precedent to Obligations of Parent and Merger Sub

           The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. Except as disclosed in the Disclosure Schedule dated as of the date of this Agreement, each of the representations and warranties made by the Company and the Designated Stockholders in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement (i) shall have been accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement, and (ii) shall be accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) as of the Closing Date as if made at the Closing Date, except (A) for changes contemplated by this Agreement, and
(B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date).

     6.2 Performance of Covenants. All of the covenants and obligations that the Company and the Designated Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     6.3 Stockholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) 90% of the shares of Company Common Stock entitled to vote with respect thereto, and (b) 90% of the shares of Preferred Stock entitled to vote with respect thereto.

     6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 Agreements and Documents. Parent and the Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

           (a) Employment Agreements in the form of Exhibit H, executed by the individuals identified on Exhibit F;

           (b) Noncompetition Agreements in the form of Exhibit I, executed by the individuals identified on Exhibit F;

                                      32.

          (c) a Release in the form of Exhibit J, executed by the Designated Stockholders;

          (d) the agreement referred to in Section 5.8, executed by certain Company stockholders;

          (e) Retention Agreements in the form of Exhibit N, executed by each employee of the Company who holds either capital stock of the Company or a Company Option;

          (f) an Indemnification Escrow Agreement in the form of Exhibit E executed by the Designated Stockholders and the Company Stockholders' Agent (as defined in Section 10.1)

          (g) confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

          (h) the statement referred to in Section 5.9(a), executed by the Company;

          (i) a legal opinion of Venture Law Group, A Professional Corporation, dated as of the Closing Date, in the form of Exhibit K;

          (j) a certificate executed by the Company's Chief Executive Officer and Chief Financial Officer certifying that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Company Closing Certificate");

          (k) a certificate executed by the Designated Stockholders and containing the representation and warranty of each Designated Stockholder that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Designated Stockholders' Closing Certificate"); and

          (l) written resignations of all directors of the Company, effective as of the Effective Time.

     6.6 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.9(b).

     6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

                                      33.

     6.8 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.9 Employees. None of the individuals identified on Exhibit F and no more than two of the individuals identified on Exhibit G shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

     6.10 Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.11.

     6.11 Stockholder Approval of Parachute Payments. The Company shall have obtained stockholder approval satisfying the requirements of Code Section 280G(b)(5) and the Proposed Regulations thereunder for any payments that would otherwise be "parachute payments" (as defined in Section 280G of the Code) related to the transactions contemplated by or related to this Agreement, such that all of any such payments will not fail to be deductible by the Company or its successor as a result of Section 280G of the Code.

     6.12 Tax Opinion. Parent shall have received a legal opinion of Cooley Godward LLP dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.6).

     6.13 Financial Statements. The Parent shall have received the financial statements of the Company audited by a big five accounting firm and prepared in conformity with GAAP and the published rules and regulations of the SEC for the purposes of filing of a current report on Form 8-K promulgated under the Exchange Act.


SECTION 7.  Conditions Precedent to Obligations of the Company

          The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

                                      34.

     7.3 Tax Opinion. The Company shall have received a legal opinion of Venture Law Group, A Professional Corporation, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.7).

     7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.5 Agreements and Documents. The Company shall have received the following agreements and documents, each of which shall be in full force and effect (except for item (e), which shall be executed and delivered by the Parent, but need not be countersigned by the other parties thereto):

          (a) a letter executed by Boston Equiserve, as Transfer Agent, Registrar and Exchange Agent (the "Transfer Agent") of the Parent Common Stock, stating that it has received irrevocable instructions from Parent to issue the Parent Common Stock in the names of the Company Stockholders, and that it will forward validly executed share certificates covering the Parent Common Stock in the names of each of the Company Stockholders;

          (b)  an Indemnification Escrow Agreement;

          (c) a certificate executed by an officer of Parent (but without personal liability thereto) certifying that each of the representations and warranties set forth in Section 3 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied (the "Parent Closing Certificate");

          (d) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit M; and

          (e)  Employment Agreements.

     7.6 No Legal Proceedings. No Person shall have commenced any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the transactions contemplated by this Agreement.


SECTION 8.  Termination

     8.1  Termination Events.  This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

                                      35.

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (c)  by Parent if a Company Material Adverse Effect has occurred;

          (d)  by Company if a Parent Material Adverse Effect has occurred;

          (e) by Parent if the Closing has not taken place on or before September 30, 2000 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (f) by the Company if the Closing has not taken place on or before September 30, 2000 (other than as a result of the failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

          (g) by the mutual consent of Parent and the Company and a majority in interest of the Designated Stockholders.

     8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in this
Section 8.3, Section 8.4 and Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.

     8.4 Termination Fee. The Company shall pay to Parent in cash an amount equal to five percent (5%) of the Aggregate Merger Amount if either: (a) all conditions to Closing set forth in Section 7 have been satisfied, but the Company terminates the agreement or fails to Close the Merger, or (b) if the Company or any of its Stockholders breaches Section 4.4, and, within twelve (12) months after such breach, (i) the Company signs a letter of intent or other agreement relating to the acquisition of a material portion of the capital stock or assets of the Company, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise, and such transaction is ultimately consummated, or (ii) the Company otherwise consummates a transaction that meets the definition of Acquisition Proposal as set

                                      36.

forth in clauses (a), (b) or (c) of such definition, then. If all conditions to Closing set forth in Section 6 have been satisfied, but Parent terminates the agreement or fails to Close the Merger, Parent shall pay to the Company in cash an amount equal to three percent (3%) of the Aggregate Merger Amount.

SECTION 9.  Indemnification, Etc.

     9.1  Survival of Representations, Etc.

          (a) The representations and warranties made by the Company and the Designated Stockholders (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company's Closing Certificate and the Designated Stockholders' Closing Certificate) shall survive the Closing and shall expire at 5:00 p.m. Pacific time on the date that is 15 months after the Closing Date (the "Expiration Time"), except the Identified Representations (as defined below) as to the Designated Stockholders shall survive the Closing and shall expire at 5:00 p.m. Pacific time on the date that is two years after the Closing Date (the "Designated Stockholders' Expiration Time"); provided, however, that if, at any time prior to the Expiration Time or the Designated Stockholders' Expiration Time, as the case may be, any Indemnitee (acting in good faith) delivers to the Company Stockholders' Agent a Claim Notice (as defined in the Indemnification Escrow Agreement) pursuant to the terms of the Indemnification Escrow Agreement, then the claim asserted in such Claim Notice shall survive beyond the Expiration Time or the Designated Stockholders' Expiration Time, as the case may be, until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall survive the Closing.

          (b) The representations, warranties, covenants and obligations of the Company and the Designated Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

          (c) The representations, warranties, covenants and obligations of Parent and Merger Sub, and the rights and remedies that may be exercised by the Company and the Designated Stockholders, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, the Company, any of the Designated Stockholders or any of their Representatives.

          (d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Designated Stockholders in this Agreement.

     9.2  Indemnification.

          (a) From and after the Effective Time (but subject to Section 9.1(a)), the Indemnitees may seek indemnification to the fullest extent permitted by law:

                                      37.

               (i) from the Indemnification Escrow Fund, for any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 or in the Company's or the Designated Stockholders' Closing Certificates (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty with respect to the calculation of Damages, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing); (ii) any breach of any covenant or obligation of the Company or any of the Designated Stockholders (including the covenants set forth in Sections 4 and 5); or (iii) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9)

               (ii) from the Designated Stockholders and the Venture Capital Funds (as defined in Section 9.3), for any Damages not fully satisfied first from the Indemnification Escrow Fund and subject to the limitations set forth in
Section 9.3(b) that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with any inaccuracy in or breach of any representation or warranty set forth in
Section 2.6 (as such representation or warranty relates to title of assets which are the subjection of Section 2.9) or 2.9 (collectively, the "Identified Representations") (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty with respect to the calculation of Damages, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing).

          (b) The Company and the Designated Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     9.3  Threshold; Ceiling.

          (a) The Indemnitees shall not be entitled to seek any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach or any cause of action relating thereto and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties or any causes of action relating thereto) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate. If the

                                      38.

total amount of such Damages exceeds $250,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all such Damages.

          (b)  The maximum liability under Section 9.2(a) shall be as follows:

               (i)   For each of the Designated Stockholders,

                     (1) the maximum liability for Damages incurred in connection with any breach of or inaccuracy in any of the Identified Representations shall be (x) 60% of the entire consideration received pursuant to this Agreement by such Designated Stockholder (whether in the form of Parent Common Stock or Company Options assumed pursuant to this Agreement) (the "Designated Stockholder Additional Indemnity Amount") for claims made prior to 5:00 p.m. Pacific Time on the date one year after the Closing Date and (y) thereafter until the Designated Stockholders' Expiration Time, 30% of the entire consideration received pursuant to this Agreement by such Designated Stockholder; and

                     (2) the maximum liability for Damages incurred in connection with any breach of or inaccuracy in any other representation or warranty, the pro rata share of such Designated Stockholder in the Indemnification Escrow Fund;

provided, however, that the maximum liability under Section 9.2(a) for each Designated Stockholder shall in no event exceed either 60% or 30%, as the case may be, of the Designated Stockholder Additional Indemnity Amount.

               (ii) For each of the venture capital funds associated with Crosspoint Ventures, Lucent Technologies, Newbury, Nokia and Worldview (each a "Venture Capital Fund," and collectively the "Venture Capital Funds"),

                     (1) for Damages incurred in connection with any breach of or inaccuracy in any of the Identified Representations, the maximum liability shall be 15% of the entire consideration received pursuant to this Agreement by such Venture Capital Fund; and

                     (2) for Damages incurred in connection with any breach of or inaccuracy in any other representation or warranty, the pro rata share of such Venture Capital Fund in the Indemnification Escrow Fund;

provided, however, that the maximum liability under Section 9.2(a) for each Venture Capital Fund shall in no event exceed 15% of the entire consideration received pursuant to this Agreement by such Venture Capital Fund; and

               (iii) For all Company Stockholders who are neither Designated Stockholders nor Venture Capital Funds, the maximum liability under Section 9.2(a) shall be the pro rata share of such Company Stockholder in the Indemnification Escrow Fund.

     9.4 Administration of Claims. All claims for indemnification by any Indemnitee pursuant to this Section 9 shall be made in accordance with the provisions of the Indemnification Escrow Agreement including, but not limited to, any requirement for submission of claims to binding arbitration.

                                      39.

     9.5 Satisfaction of Indemnification Claim. In the event any Designated Stockholder or Venture Capital Fund (collectively, the "Identified Stockholders") shall have any liability to any Indemnitee under this Section 9 in excess of the value of such Identified Stockholder's pro rata share of the Indemnification Escrow Fund, such Identified Stockholder shall satisfy such liability by delivering to such Indemnitee the number of shares of Parent Common Stock determined by dividing (a) the aggregate dollar amount of such liability by (b) the Designated Parent Stock Price.

     9.6 No Contribution. Each Designated Stockholder waives, and acknowledges and agrees that he or she shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement, the Company's Closing Certificate or the Designated Stockholders' Closing Certificate.

     9.7 Interest. Any Designated Stockholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Designated Stockholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Designated Stockholder to such Indemnitee is fully satisfied by such Designated Stockholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     9.8 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitees shall have the right to seek indemnification pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively out of the Indemnification Escrow Fund or, with regards to any claim or Legal Proceeding related to the Identified Representations, by the Designated Stockholders and the Venture Capital Funds;

          (b) each Designated Stockholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Company Stockholders' Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Company Stockholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Company Stockholders' Agent shall not limit any of the rights of the Indemnitees under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

                                      40.

     9.9 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof as permitted pursuant to Section 10.11) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof as permitted pursuant to Section 10.11) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

     9.10 Exclusive Remedy. Remedies provided by this Section 9 and the Indemnification Escrow Agreement shall be the exclusive remedies available to Parent and any other Indemnitee for monetary damages for any inaccuracy in or breach of any representation, warranty, covenant or other obligation contained in this Agreement and any Legal Proceeding relating to the foregoing, except (i) in the instance of fraud or (ii) as provided by Section 8.4


SECTION 10.  Miscellaneous Provisions

     10.1 Company Stockholders' Agent. Issie Rabinovitch is hereby designated as the Company Stockholders' Agent for purposes of Section 9 (the "Company Stockholders' Agent") and shall have the powers and duties set forth in the Indemnification Escrow Agreement. Parent shall be entitled to deal exclusively with the Company Stockholders' Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder (including any Designated Stockholder) by the Company Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Company Stockholder by the Company Stockholders' Agent, as fully binding upon such Company Stockholder. If the Company Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Stockholders, then the Company Stockholders holding a majority in interest in the capital stock of the Company shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Company Stockholders' Agent" for purposes of Section 9 and this Section 10.1. If for any reason there is no Company Stockholders' Agent at any time, all references herein to the Company Stockholders' Agent shall be deemed to refer to the Company Stockholders. For purposes of this
Section 10.1, all references to "Company Stockholders" shall be deemed to include the Designated Stockholders.

     10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees, investment banking fees and success fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review),

                                      41.

(b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided, however, that, if the Closing hereunder occurs, then Parent shall pay all such fees, costs and expenses of the Company (the aggregate of all such fees, costs and expenses of the Company shall be referred to in this Agreement as the "Identified Stockholder Expenses") on or before the Closing.

     10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:

               Terayon Communication Systems, Inc.
               2952 Bunker Hill Lane
               Santa Clara, California 95954
               Fax: (408) 727-6205
               Attention: General Counsel

               with a copy to:

               Cooley Godward LLP
               One Maritime Plaza, 20/th/ Floor
               San Francisco, California 94111
               Fax: (415) 951-3699
               Attention: Karyn S. Tucker

          if to the Company:

               Mainsail Networks, Inc.
               47595 Seabridge Drive
               Fremont, CA 94538
               Fax: (510) 438-4545
               Attention: Boris Zats

                                      42.

               with a copy to:

               Venture Law Group
               2800 Sand Hill Road
               Menlo Park, CA 94025
               Fax:  (650) 854-4488
               Attention: Elias Blawie

          if to any of the Designated Stockholders or Company Stockholders:

               Issie Rabinovitch

               Mainsail Networks, Inc.
               47505 Seabridge Drive
               Fremont, California  94538
               Fax:  (510) 438-4545

     10.6 Confidentiality. Without limiting the generality of anything contained in Section 5.4, on and at all times after the Closing Date, each Designated Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Designated Stockholder's possession that relates to the business of the Company or Parent.

     10.7 Legal Representation. For all transactions related to the Merger, the Company is represented by its legal counsel Venture Law Group a Professional Corporation and Parent and Merger Sub are represented by their legal counsel Cooley Godward LLP. Each Designated Stockholder acknowledges that both the Company and its legal counsel and Parent, the Merger Sub and their legal counsel have advised such Designated Stockholder to seek legal counsel before executing this Agreement.

     10.8   Time of the Essence.  Time is of the essence of this Agreement.

     10.9 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.10 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.11 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     10.12 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Designated Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders (to the

                                      43.

extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.7); Parent; Merger Sub; the other Indemnitees (subject to Section 9.8); and the respective successors and assigns (if any) of the foregoing. Following the Closing, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section
9), in whole to any other Person without obtaining the consent or approval of any other party hereto or of any other Person, provided that such assignment occurs in connection with Parent's sale of the capital stock, business or assets of the Company that effectively constitute all or substantially all of the capital stock or similar securities of the Company or all or substantially all of the Company's business or assets as then conducted by Parent.

     10.13 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

     10.14  Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.16 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.17 Parties in Interest. Except for the provisions of Sections 1.5, 1.6 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

                                      44.

     10.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent and the Company on May 1, 2000 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

     10.19  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                                      45.

     The parties hereto have caused this Agreement to be executed and delivered as of August 1, 2000.

                                    Terayon Communications Systems, Inc.,

                                     a Delaware corporation

                                    By: /s/ Zaki Rakib
                                        -------------------------------------





                                    MN Acquisition Corp.,
                                     a Delaware corporation

                                    By: /s/ Zaki Rakib
                                        -------------------------------------




                                    Mainsail Networks, Inc.,
                                     a Delaware corporation

                                    By: /s/ Boris Zats
                                        -------------------------------------






                                    Designated Stockholders


                                    /s/ Vlad Cherednichenko
                                    -----------------------------------------
                                    Vlad Cherednichenko


                                    /s/ Alex Lubivy
                                    -----------------------------------------
                                    Alex Lubivy


                                    /s/ John Walsh
                                    -----------------------------------------
                                    John Walsh

                                      46.

                                    /s/ Boris Zats
                                    -----------------------------------------
                                    Boris Zats


                                    /s/ Lucy Zats
                                    -----------------------------------------
                                    Lucy Zats


                                    /s/ Yuri Zats
                                    -----------------------------------------
                                    Yuri Zats


                                      47.

                                   Exhibit A

                            DESIGNATED STOCKHOLDERS


                                                       Number of Shares and
      Name                                             Class of Stock Owned
-----------------------------------------------     --------------------------

Vlad Cherednichenko............................        1,500,000 (Common)
Alex Lubivy....................................        1,500,000 (Common)
John Walsh.....................................        1,500,000 (Common)
Boris Zats.....................................        4,500,000 (Common)
                                                       300,000 (Series A)
                                                       286,458 (Warrants to
                                                       purchase Common)
Lucy Zats......................................        1,500,000 (Common)
Yuri Zats......................................        1,500,000 (Common)

                                                       --------------

                           TOTAL:                      12,000,000 (Common)
                                                       300,000 (Series A)
                                                       286,458 (Warrants to
                                                       purchase Common)
                                                       ----------------

                                      48.

                                   Exhibit B

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) any merger, consolidation, reorganization, recapitalization (other than the extension of the conversion or payment terms of outstanding convertible securities or debt of the Company) or similar transaction involving the Company or any of its affiliates;

          (b) any transfer of more than fifty percent (50%) of the capital stock of the Company or any of its affiliates or securities convertible into the capital stock of the Company or any of its affiliates (other than upon the exercise or conversion of outstanding options, warrants or other convertible securities);

          (c) any transfer of any asset of the Company or any of its affiliates not in the ordinary course of business; or

          (d) any transaction that may be inconsistent with or that may have an adverse effect on the Merger.

     Acquisition Proposal. "Acquisition Proposal" shall mean any proposal, plan, agreement, understanding or arrangement contemplating:

          (a) any merger, consolidation, reorganization, recapitalization (other than the extension of the conversion or payment terms of outstanding convertible securities or debt of the Company) or similar transaction involving the Company or any of its affiliates;

          (b) any transfer of more than fifty percent (50%) of the capital stock of the Company or any of its affiliates or securities convertible into the capital stock of the Company or any of its affiliates (other than upon the exercise or conversion of outstanding options, warrants or other convertible securities);

          (c) any transfer of any asset of the Company or any of its affiliates not in the ordinary course of business; or

          (d) any transaction that may be inconsistent with or that may have an adverse effect on the Merger.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Stockholders.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Designated Stockholders shall not be deemed to be "Indemnitees."

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on a Person if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or, as regarding the Company in the Company Closing Certificate or the Designated Stockholders' Closing Certificate, but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on such Person's business, condition, assets, liabilities, operations, or financial performance or prospects; provided, that any change, circumstance or effect that arises directly or indirectly out of, or results directly or indirectly from the announcement of, the transactions contemplated by the Agreement shall not be deemed to constitute a Material Adverse Effect on a Person; and provided further that a decrease in the price of Parent's Common Stock that is not accompanied by another event which would be deemed to have a Material Adverse Effect on Parent, shall not be deemed to constitute a Material Adverse Effect on Parent.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.